Exhibit 99.2

INSPIRATO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Inspirato’s financial condition and results of operations should be read in conjunction with Inspirato’s audited annual consolidated financial statements and accompanying notes thereto included in Exhibit 99.1 of this Amendment No. 1. This discussion includes both historical information and forward-looking statements based upon current expectations that involve risk, uncertainties and assumptions. Inspirato’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Registration Statement. Inspirato’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless the context otherwise requires, all references in this section to “we,” “us,” “our”, “Inspirato,” “Inspirato LLC” or “the Company” refer collectively to the business operations of Inspirato LLC and its consolidated subsidiaries.

OVERVIEW

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that includes over 425 private luxury vacation homes available exclusively to our subscribers, and accommodations at over 420 luxury hotel and resort partners in more than 230 destinations around the world as of December 31, 2021. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

The Business Combination and Public Company Costs

On February 11, 2022 we consummated the previously announced business combination (the “Closing”) pursuant to that Business Combination Agreement, dated as of June 30, 2021 (as amended, the “Business Combination Agreement”), by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (“Thayer”), Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, and any blocker merger sub that became a party to the Business Combination Agreement by executing a joinder thereto, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker and any Non-Party Blocker, the “Blockers”), Passport Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and Inspirato. Pursuant to the Business Combination Agreement (i) KPCB Blocker merged with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer (the “KPCB Blocker Merger”), (ii) IVP Blocker merged with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer (the “IVP Blocker Merger”), (iii) W Capital Blocker merged with and into Blocker Merger Sub

3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and the mergers involving the Non-Party Blockers, the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub merged with and into Inspirato LLC, with Inspirato LLC as the surviving company, resulting in Inspirato LLC becoming a subsidiary of Thayer (together with the Blocker Mergers and the other transactions related thereto, the “Business Combination”). The Business Combination was approved by Thayer’s stockholders at a meeting held on February 8, 2022. In connection with the Closing, among other things, Thayer changed its name to “Inspirato Incorporated”.

The Business Combination, which has not been reflected in the historical financial information presented herein, as the Business Combination occurred after the end of the fiscal year ended on December 31, 2021, will be accounted for as a reverse recapitalization in accordance with the U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato have a majority of the voting power of Inspirato Incorporated and Inspirato LLC’s operations comprise all of the ongoing operations of Inspirato Incorporated. Inspirato LLC is managed by a seven-person board of managers designated by Inspirato and the other Members holding outstanding vested New Common Units.

Upon the Closing, Inspirato Incorporated’s Class A Common Stock was listed on Nasdaq and trades under the ticker symbol “ISPO.” As Inspirato’s current management team and business operations comprise Inspirato Incorporated’s management and operations, Inspirato Incorporated has and continues to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect we will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Prior to the Closing, the units representing equity interests in Inspirato were held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato (the “Continuing Inspirato Members”), which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries.

Following the completion of the Business Combination, as described above, our organizational structure is what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering. This organizational structure allows the Continuing Inspirato Members to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Continuing Inspirato Member also holds a number of shares of Inspirato Incorporated Class V Common Stock equal to the number of New Common Units held by such Continuing Inspirato Members, which have no economic value, but which entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of Inspirato Incorporated. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker, by contrast, hold their equity ownership in Inspirato in the form of Inspirato Incorporated Class A Common Stock. This structure allows the Continuing Inspirato Members to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes, as well as to provide potential future tax benefits to Inspirato Incorporated (85% of which the Continuing Inspirato Members will benefit from pursuant to the Tax Receivable Agreement), which are expected to arise when the Continuing Inspirato Members ultimately exchange their New Common Units and Inspirato Incorporated Class V Common Stock for shares of Inspirato Incorporated Class A Common Stock. Because the New Common Units are issued by Inspirato and not Inspirato Incorporated, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Inspirato Incorporated Class A Common Stock on a per share basis (for example, as a result of Inspirato Incorporated being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but Inspirato Incorporated may not make corresponding distributions to the holders of Inspirato Incorporated Class A Common Stock).

Key Business Metrics

We review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and business plans, and make strategic decisions.

Active Subscriptions and Active Subscribers

We use Active Subscriptions to assess the adoption of our subscription offerings, which is a key factor in assessing our penetration of the market in which we operate and a key driver of revenue. We define Active Subscriptions as subscriptions as of the measurement date that are paid in full, as well as those for which we expect payment for renewal. Active Subscribers are subscribers who have one or more Active Subscription(s). As of December 31, 2020 and 2021, we had 11,727 and 13,802 Active Subscribers.

At December 31, 2020, we had 12,631 Active Subscriptions which consisted of 10,602 legacy Inspirato Club subscriptions, 1,791 Inspirato Pass subscriptions, and 238 new Inspirato Club subscriptions. At December 31, 2021, we had 14,875 Active Subscriptions which consisted of 10,464 legacy Inspirato Club subscriptions, 2,987 Inspirato Pass subscriptions, and 1,424 new Inspirato Club subscriptions. We experienced a decrease in Active Subscriptions from December 31, 2019 to December 31, 2020 primarily due to the impact of the COVID-19 pandemic. Reduced travel restrictions, increased marketing spend, and an overall increase in the hospitality sector contributed to a higher subscriber count in 2021.

Legacy Inspirato Club subscriptions had substantial enrollment fees and have annual dues that are lower than annualized dues for new Inspirato Club subscriptions. Subscribers who have legacy Inspirato Club subscriptions that add Inspirato Pass pay less in annual dues for their Inspirato Pass subscription than the Inspirato Pass subscribers without Legacy Inspirato Club subscriptions. Legacy Inspirato Club subscriptions are only available as annual contracts and Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual, annual, and multi-year contracts. The new Inspirato Club subscription was launched in the second half of 2020. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Subscription revenue contributed approximately 43% of our total revenue for the year ended December 31, 2021.

Annual Recurring Revenue

We believe that ARR is a key metric to measure our business performance because it is driven by our ability to acquire Active Subscriptions and to maintain our relationship with existing subscribers. ARR represents the amount of revenue that we expect to recur annually, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. ARR should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items.

ARR consists of contributions from our subscription revenue streams and does not include travel revenue or enrollment fees. We calculate ARR as the number of Active Subscriptions as of the end of a period multiplied by the then-current annualized subscription rate for each applicable subscription type at the end of the period for which ARR is being calculated. The majority of current Active Subscriptions are legacy Inspirato Club subscriptions. ARR is not a forecast of subscription revenue as subscription revenue includes enrollment fees and Active Subscriptions at the date used in calculating ARR may or may not be renewed by our subscribers in the future, but we believe it is a useful measure. In addition, revenues from certain legacy subscriptions may be higher or lower than our then-current annualized subscription rate as a result of previously offered or contractual renewal rates. Our ARR was $91 million and $135 million at December 31, 2020 and 2021.

Before the launch of Inspirato Pass and new Inspirato Club subscriptions, approximately 15% of our subscription revenue was from enrollment fees. Since the launch of those products in late 2019 and 2020, enrollment fee revenue as a percentage of subscription revenue has declined to approximately 4% in the year ended December 31, 2020 and to under 1% in the year ended December 31, 2021. As the amount of our subscription revenue that comes from enrollment fees has declined, the difference between ARR and subscription revenue has decreased. In addition, our subscription revenue as a percentage of total revenue has increased from approximately 30% in the year ended December 31, 2019 prior to the launch of Inspirato Pass and the new Inspirato Club subscriptions, to 55% in the year ended December 31, 2020 when total revenues decreased, and 43% in the year ended December 31, 2021. ARR does not have a standardized meaning and therefore may not be comparable to similarly titled measures presented by other companies in the luxury travel industry or that have subscription-based models.

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we have to successfully address in order to continue to grow our business and further improve our results of operations.

COVID-19 Pandemic

The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Inspirato remains uncertain. Inspirato’s financial results for 2020 were materially adversely affected by the COVID-19 pandemic, and the impact continued into 2021. COVID-19 may continue to materially adversely impact our business operations, results of operations and liquidity in the near term. In early March 2020, as the world locked down, in order to protect our business from the near term market disruptions and the prospect of a prolonged business impact from the COVID-19 pandemic, we took action quickly to reduce costs and applied for and received a $9.4 million PPP loan, which was forgiven in June 2021. While Inspirato’s revenue has been gradually improving since the third quarter of 2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment and infection rates in the cities and countries in which Inspirato operates. The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality and travel industries and Inspirato.

In particular, to reduce costs during the COVID-19 pandemic, we:

•	rebalanced our portfolio and actively managed lease expenses through negotiations with real estate owners and exercise of force majeure clauses in our leases;

•	temporarily reduced our payroll costs through layoffs and short-term salary reductions; and

•	substantially reduced discretionary expenditures.

Our rapid management of expenses, together with our existing cash position, and the PPP funds helped us prudently manage our business through the effects of the pandemic during 2020 and allowed us to invest in the business in 2021 as travel restrictions eased and travel demands increased.

Through the course of 2021, both subscriber demand for travel and our occupancy rates increased compared to the pre-pandemic levels of 2019. Our subscriber counts also returned to pre-pandemic levels. During the pandemic, while travel restrictions were at their tightest, Inspirato took measures to maintain its subscriber base. Once restrictions eased, we experienced an increase in travel demand we believe was the result of a shift in consumer prioritization of safety, and a resulting change in the way people travel, with Inspirato well positioned to benefit from these shifts.

In particular, to maintain subscribers during the COVID-19 pandemic, we:

•	provided Inspirato Pass subscribers credit for future subscription months in exchange for maintaining their subscriptions payments during the onset of the pandemic;

•	offered a more flexible cancellation policy; and

•	offered subscribers special value through a promotion to welcome them back to booking Inspirato travel.

Subscribers

Our subscriber revenue and operating results are impacted by our ability to attract and maintain subscribers. Increasing our subscriber base increases our revenues, gross margin and Adjusted EBTIDA. We are continually working on improving our subscription offerings and the trips available on our Inspirato Pass list to make our subscription products more appealing to potential subscribers.

Travel

Our travel revenue and operating results are impacted by the number of trips that we are able to deliver to our subscribers and members as well as the rates we charge for stays. Our business intelligence team establishes nightly rates to achieve a desired occupancy and nightly rates.

Cost and Expense Management

Our operating results are impacted by our ability to manage costs and expenses and achieving a balance between making appropriate investments to retain and grow subscribers while driving increased profitability. We are working on finding opportunities to enhance gross margin and operate more efficiently, including reducing costs by potentially bringing housekeeping, concierge, property management, and other services in-house. We believe these opportunities will increase as our business grows and we increase the number of properties in certain areas and thus lower the cost of revenue.

Economic Conditions

The travel industry is volatile and affected by economic cycles and trends. Travel is typically discretionary for subscribers and customers and may be affected by negative trends in the economy. Consumer confidence, fluctuations in fuel prices, changes in governmental regulations, safety concerns, and other factors all could negatively impact our business. The post-pandemic recovery in the economy and in the travel industry has increased our subscription and travel revenue as a result of pent up travel demand.

Seasonality

Our travel revenues are seasonal, reflecting typical travel behavior patterns of travelers over the course of the calendar year. In a typical year, the first, third, and fourth quarters have higher travel revenues than the second quarter. Our subscription services are seasonal to the extent that interest from potential new subscribers tends to also follow travel revenue, however revenues from existing subscribers is not impacted by seasonality.

Our key metrics, including total revenues, Adjusted EBITDA and Free Cash Flow, are also impacted by the timing of holidays and other events. Holidays and other events generally increase the rates we are able to charge for travel which results in higher gross margin. The majority of our costs are relatively fixed across quarters. In 2020, we saw the COVID-19 pandemic overwhelm the historical patterns of seasonality resulting in a significant decrease in revenue most notably in the second quarter of 2020. In 2021, travel patterns returned to pre-pandemic levels with the loosening of travel restrictions.

Key Components of Results of Operations

Revenue

We generate revenue from sales of subscriptions to our platform that grant access to book Inspirato residences and other privileges that vary based on the type of subscription. The two primary components of revenue are subscription revenue and travel revenue.

Subscription revenue is comprised of a one-time enrollment fee paid at the commencement and recurring dues, net of discounts and refunds provided to subscribers. Our subscription agreements typically have monthly or annual contractual terms. Our agreements are generally cancellable at the end of the contract term. Legacy Inspirato Club subscriptions are only available as annual contracts and Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual and annual contracts. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Revenue is recognized ratably over the related contractual term generally beginning on the date that our platform is made available to a subscriber. We typically bill in advance for monthly contracts and annually in advance for contracts of one year. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Enrollment fees for Inspirato Pass and Inspirato Club subscriptions are typically recognized immediately when paid. Enrollment fees earned from legacy subscriptions are recognized over the estimated life of the subscriptions which is typically five years.

We derive our travel revenue from our travel operations, including per trip, nightly and service fees charged to our subscribers and guests per trip. In addition to subscribers, approximately 7% of total revenue in 2019, 2020 and 2021 was earned from guests who are not subscribers. These guests include guests who receive trial subscriptions under promotions with partners, including Wheels Up, Exclusive Resorts and others. Travel revenue related to stays in our residences is higher than travel revenue related to stays at our hotel partners because our residences generally have substantially higher average nightly rates, as residences are typically larger and accommodate more guests than hotel rooms. In 2020, we delivered 56,000 nights in our residences and 28,400 nights in our hotel rooms. In 2021, we delivered 95,994 nights in our residences and 47,198 nights in our hotel rooms. Travel revenue is generally recognized when travel occurs and amounts that have been billed are initially recorded as deferred revenue until recognized when travel occurs.

Cost of Revenue

Cost of revenue includes costs directly related to delivering travel to our subscribers and guests as well as depreciation and amortization related to leasehold improvements and equipment at residences. These costs include payments for properties we lease, operating and maintenance costs of those properties, including on-site service personnel costs as well as costs paid to our hotel partners for subscriber stays. We expect our cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future due to inflation, escalation clauses in leases, increased operating costs and the addition of properties. Cost of revenue may vary as a percentage of revenue from period to period based on the number of properties that we have under lease, and the mix of subscription and travel revenue that we earn.

Gross margin

Our gross margin may fluctuate from period to period based on the number and type of subscribers, trips taken and nightly rates charged. We generally expect our gross margin to increase or decrease in both the near term and long term with increases or decreases in subscriber counts, nightly rates, and occupancy rates.

General and Administrative

General and administrative expenses include costs related to overall operations of the company, including executive management, finance and accounting, legal, people operations, and corporate information services. General and administrative expenses also include all equity-based compensation costs related to all employees. We expect to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and stock exchange, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, Inspirato expects its general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.

Sales and Marketing

Sales and marketing expenses include costs related to the sales and marketing of our products, including personnel related costs as well as costs paid for advertising and lead generation. Inspirato expects its sales and marketing expense will vary from period to period as a percentage of revenue for the foreseeable future.

Operations

Operations expenses include costs related to providing, acquiring, and overall management of our properties as well as providing subscriber services. These costs include the cost of personnel working in our subscriber services teams, real estate development teams as well as the cost of subscriber benefits including lounges and events. Inspirato expects operations to increase on an absolute dollar basis for the foreseeable future to the extent that Inspirato continues to expand its property offerings.

Depreciation and amortization

Depreciation and amortization expense primarily consist of depreciation of property and equipment including furniture and fixtures, as well as amortization of capitalized internal-use software development costs.

Technology and development

Technology and development expenses include costs related to development of our technology that supports our products, including website and app development and ongoing maintenance. These costs include the costs of personnel working on our development teams. Inspirato expects technology and development costs to increase on an absolute dollar basis for the foreseeable future to the extent that Inspirato continues to develop and expand its product offerings.

Interest, net

Interest consists primarily of interest expense incurred on the revolving line of credit.

Warrant fair value gains/losses

Warrant fair value gains or losses consists of the periodic change in the fair value of warrant liabilities. The fair value of the liability is evaluated at each period and the gain or loss flows through this line item.

Forgiveness of debt

Forgiveness of debt relates to a gain realized on the PPP loan, which was forgiven in 2021.

Results of Operations

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this document.

Consolidated Results of Operations for the years ended December 31, 2019, 2020 and 2021:

				Amount	Percent	Amount	Percent
				of	change	of	change
				increase	favorable	increase	favorable
	For the years ended December 31,			(decrease)	(unfavorable)	(decrease)	(unfavorable)

	2019	2020	2021	2019 to 2020		2020 to 2021

	(in thousands, except percentages)
Revenue	$217,079	$165,590	$234,747	$(51,489)	-24%	$69,157	42%
Cost of revenue	138,768	100,599	152,747	(38,169)	28%	52,148	-52%

Gross margin	78,311	64,991	82,000	(13,320)	-17%	17,009	26%
General and administrative	27,522	25,940	50,477	(1,582)	6%	24,537	-95%
Sales and marketing	25,527	14,764	27,821	(10,763)	42%	13,057	-88%
Operations	24,396	18,814	26,814	(5,582)	23%	8,000	-43%
Technology and development	2,579	2,787	4,914	208	-8%	2,127	-76%
Depreciation and amortization	3,471	2,898	2,619	(573)	17%	(279)	10%
Interest, net	999	542	635	(457)	46%	93	-17%
Warrant fair value losses (gains)	66	(214)	456	(280)	424%	670	-313%
Gain on forgiveness of debt	—	—	(9,518)	—	n/m	(9,518)	n/m

Net loss and comprehensive loss	$(6,249)	$(540)	$(22,218)	$5,709	91%	$(21,678)	n/m

n/m - Percent change calculation returns a non-meaningful figure

Comparison of years ended December 31, 2020 and 2021

Revenue. Total revenue was $166 million for 2020 and increased to $235 million for 2021, an increase of 42% primarily due to the decrease in demand for travel in 2020 due to the COVID-19 pandemic.

Subscription revenue increased by $8 million from $92 million in 2020 to $100 million in 2021, an increase of 9%, as a result of launching the Inspirato Pass subscription product in late 2019 and the new Inspirato Club subscription product in 2020. These new subscription products have a significantly lower enrollment fee than prior subscription products and this resulted in an increase in overall subscription sales. Also, the new subscription products have higher per subscriber annual revenues than legacy products. At December 31, 2020, we had 12,631 Active Subscriptions compared to 14,875 Active Subscriptions at December 31, 2021. In addition, we offered more discounts to subscribers in 2020 to retain members during the pandemic than in 2021.

Travel revenue increased by $60 million, from $74 million in 2020 to $134 million in 2021, an increase of 81%, primarily due to loosening of travel restrictions and increase in travel demand.

Cost of revenue. Cost of revenue increased 52% from $101 million in 2020 to $153 million in 2021. This increase was primarily a result of higher direct travel costs resulting from increased travel as a result of higher travel demand and loosened travel restrictions. Lease payments on properties we lease also increased year over year. Many of our lease agreements include force majeure clauses which enabled us to not make payments on those leases when the related properties were not in use due to the COVID-19 pandemic. The exercise of force majeure clauses was largely isolated to 2020. Our gross margin decreased from 39% in 2020 to 35% in 2021 due largely to the force majeure exercises in 2020 and the subsequent increase in payments under leases we made in 2021.

General and administrative. General and administrative expenses increased 95% from $26 million in 2020 to $50 million in 2021. General and administrative employees were 108 and 152 at December 31, 2020 and 2021, respectively. Overall our headcount and costs increased to accommodate increased travel demand and to prepare for becoming a publicly traded company.

Sales and marketing. Sales and marketing expenses increased 88% from $15 million in 2020 to $28 million in 2021 due to an increase in travel demand, higher subscription activity and increased marketing efforts. Sales and marketing employees were 72 and 156 at December 31, 2020 and 2021, respectively.

Operations. Operations expenses increased 43% from $19 million in 2020 to $27 million in 2021. This was due to the increase in travel demand and indirect travel related costs returning to pre-pandemic levels. Operations employees were 282 and 303 at December 31, 2020 and 2021, respectively.

Technology and development. Technology and development expenses increased 76% from $3 million in 2020 to $5 million in 2021 due largely to increased investment in our information technology infrastructure, which was driven by an overall increase in travel demand.

Depreciation and amortization. Depreciation and amortization expenses were relatively level at $3 million for both 2020 and 2021.

Interest, net. Interest expense increased 17% from $0.5 million in 2020 to $0.6 million in 2021 due to interest incurred on the PPP loan and slightly higher borrowings against the Company’s line of credit.

Gain on forgiveness of debt. During the year ended December 31, 2020, we received a Paycheck Protection Program (“PPP”) loan in the amount of $9.4 million with a maturity date of April 2022. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and was administered by the Small Business Administration (SBA). We submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, we received notice from the SBA that the loan was forgiven and the SBA repaid the lender on our behalf. We recorded a gain on forgiveness debt of $9.5 million in June 2021, representing the principal amount of the loan and accrued interest through the forgiveness date.

Comparison of the years ended December 31, 2019 and 2020

Revenue. Total revenue was $217 million for the year ended December 31, 2019 as compared to $166 million for the year ended 2020, a decrease of 24% primarily due to the decrease in demand for travel due to the COVID-19 pandemic.

Subscription revenue increased from $73 million in 2019 to $92 million in 2020 as a result of launching the Inspirato Pass subscription product in late 2019 and new Inspirato Club subscription product in 2020. These new subscription products have a significantly lower enrollment fee than prior subscription products and this resulted in an increase in overall subscription sales. At December 31, 2019, we had 14,548 Active Subscriptions compared to 12,631 Active Subscriptions at December 31, 2020. Revenues increased despite the decrease in subscribers at the end of 2020 as new subscription products have higher per subscriber annual revenues than legacy products.

Travel revenue decreased significantly from $144 million in 2019 to $74 million in 2020 due to the COVID-19 pandemic, which significantly reduced travel throughout most of 2020.

Cost of revenue. Cost of revenue decreased 28% from $139 million in 2019 to $101 million in 2020. This decrease was primarily a result of reduced direct travel costs resulting from reduced travel as a result of the pandemic. Lease payments on properties we lease also declined year over year. Many of our lease agreements include force majeure clauses which enabled us to not make payments on those leases when the related properties were not in use due to the COVID-19 pandemic. Our gross margin increased from 36% in 2019 to 39% in 2020 due to the increase in subscription revenue which has lower associated cost of revenue.

General and administrative. General and administrative expenses decreased from $28 million in 2019 to $26 million in 2020. General and administrative employees at December 31, 2019 and 2020 were 120 and 108. Overall our headcount and costs decreased as a result of cost reduction measures implemented in response to reduced travel demand resulting from the pandemic.

Sales and marketing. Sales and marketing expenses decreased 42% from $26 million in 2019 to $15 million in 2020. This was due to cost reduction measures implemented as a result of the pandemic. Sales and marketing employees were 117 and 72 at December 31, 2019 and 2020.

Operations. Operations expenses decreased 23% from $24 million in 2019 to $19 million in 2020. This was due to the cost reduction measures that were implemented in response to the pandemic and reduced travel resulting in less indirect travel related costs such as personal vacation advisors. Operations employees were 326 and 282 at December 31, 2019 and 2020.

Technology and development. Technology and development expenses stayed relatively consistent at $3 million in both 2019 and 2020.

Depreciation and amortization. Depreciation and amortization expenses decreased 17% from $3.5 million in 2019 to $2.9 million in 2020 as a result of fewer purchases of new assets in 2020 due to the pandemic.

Interest, net. Interest expense decreased 46% from $1.0 million in 2019 to $0.5 million in 2020 due to a reduction in borrowing against the revolving line of credit as a result of decrease in overall expenses.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of our operations activities primarily from subscription and travel revenue as well as our financing activities, including borrowings under the revolving line of credit. As of December 31, 2021, we had $80 million of cash and cash equivalents, $3 million of restricted cash and $733 thousand in amounts available for future borrowings under our credit facilities.

Since inception, we have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets, primarily due to our significant deferred revenue. Prior to 2019, our subscriptions included substantial enrollment fees that are recognized over the expected life of subscriptions, which is typically five years. In addition, we also have significant deferred revenue related to travel that is paid in advance but not yet taken. Our cash needs vary from period to period primarily based on the timing of travel and sales promotions.

Our future capital requirements will depend on many factors including our rate of subscriber and revenue growth, travel bookings, addition of new residences and the timing and extent of spending on residences and other growth initiatives, our ability to achieve further reductions in operating expenses, and overall economic conditions. Providing incentives or promotions for booking travel can and has historically increased our liquidity.

We believe our cash and cash equivalents on hand will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least the next 12 months.

The following table sets forth general information derived from our consolidated statements of cash flows:

	For the years ended
	December 31,
	2019	2020	2021
Net cash provided by operating activities	$3,948	$11,579	$28,755
Net cash used in investing activities	(4,425)	(3,892)	(4,016)
Net cash provided by financing activities	6,076	16,550	(8,787)

Net increase in cash and cash equivalents	$5,599	$24,237	$15,952

We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, our competitive position could weaken, and our business, financial condition and results of operations could be adversely affected.

Cash Flows

Comparison of the years ended December 31, 2020 and 2021

Cash flows provided by operating activities. Cash flow from operating activities increased from $12 million in 2020 to $29 million in 2021. This increase was primarily due to the changes in current assets and liabilities which provided $5 million in 2020 compared to providing $53 million in 2021. This was primarily the result of a significant increase in deferred revenue and higher accounts payable balances. Increased travel demand and investment our business operations drove an increase for both categories. This change in cash resulting from changes in assets and liabilities was partially offset by a $30 million decrease in net income excluding depreciation, amortization, warrant fair value adjustments, equity-based compensation and gain on forgiveness of debt.

Cash flows used in investing activities. Cash used in investing activities was approximately $4 million for both 2020 and 2021. While we incurred less costs for internally developed software in 2021, this was largely offset by higher expenditures for leasehold improvements as new properties were added to our lease portfolio.

Cash flows used in financing activities. The loan facility had a balance of $14 million outstanding on December 31, 2020 compared to $13 million outstanding at December 31, 2021. We redeemed $8 million in preferred and common units of Inspirato LLC in December 2021.

Comparison of years ended December 31, 2019 and 2020

Cash flows provided by operating activities. Cash flows from operating activities increased from $4 million in 2019 to $12 million in 2020. This increase was primarily due to the decrease in net loss of $6 million. In addition, there was $18 million less cash provided by deferred revenue as a result of reduced travel bookings as well as enrollment fees as a result of reduced travel due to the COVID-19 pandemic. Inspirato Pass and Inspirato Club subscriptions, which were introduced in 2019 and 2020 respectively, do not include deferred revenue whereas previous subscriptions included a substantial enrollment fee, a component of which is deferred and recognized over time.

Cash flows used in investing activities. Cash invested in property and equipment stayed relatively consistent at $4 million in 2019 and 2020.

Cash flows provided by financing activities. The loan facility had a balance of $7 million at December 31, 2019 compared to $14 million outstanding on December 31, 2020. At December 31, 2020, we had outstanding a PPP loan in the amount of $9.4 million with a maturity date of April 2022. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). The PPP loan was forgiven by the SBA in June 2021.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.

There are limitations related to the use of these non-GAAP financial measures, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any measures derived in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted EBITDA, Adjusted EBTIDA Margin and Free Cash Flow to their respective related GAAP financial measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in conjunction with their respective related GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) before interest expense, interest income, taxes, depreciation and amortization, equity-based compensation expense, warrant fair value gains and losses, pandemic related severance costs, public company readiness expenses, and gain on forgiveness of debt.

The above items are excluded from our Adjusted EBITDA measure because our management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business. The following table represents a reconciliation of our net income (loss) to Adjusted EBITDA:

	For the year ended December 31,

	2019	2020	2021

	(in thousands)
Net loss	$(6,249)	$(540)	$(22,218)
Interest expense, net	999	542	635
Depreciation and amortization	5,108	4,632	4,275
Equity-based compensation	1,434	2,790	3,258
Warrant fair value losses (gains)	66	(214)	456
Public company readiness costs	—	—	7,511
Pandemic-related severance costs	—	607	—
Gain on forgiveness of debt	—	—	(9,518)

Adjusted EBITDA	$1,358	$7,817	$(15,601)

Adjusted EBITDA Margin (1)	0.6%	4.7%	-6.6%

(1) We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenue for the same period.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less purchases of property and equipment and additions to capitalized software. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment and additions to capitalized software, that can be used for strategic initiatives. Our Free Cash Flow is impacted by the timing of bookings because we collect travel revenue between the time of booking and 30 days before a stay or experience occurs. The following table presents the components of Free Cash Flow for the three years ended December 31, 2021.

	For the year ended December 31,

	2019	2020	2021

	(in thousands)
Net cash provided by operating activities	$3,948	$11,579	$28,755
Development of internal-use software	(1,125)	(2,274)	(1,052)
Purchase of property and equipment	(3,300)	(1,618)	(2,964)

Net cash provided by operating activities	(4,425)	(3,892)	(4,016)

Free Cash Flow	$(477)	$7,687	$24,739

Commitments and Contingencies

We have obligations under operating leases, primarily for vacation properties and our corporate headquarters. The leases require us to pay taxes, insurance, utilities, and maintenance costs. See Note 9 to our consolidated financial statements for the years ended December 31, 2021 included elsewhere in this current report.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
(in thousands)
2022	$69,329
2023	58,744
2024	37,850
2025	28,203
2026	20,345
Thereafter	25,716

Total	$240,187

Our credit facility, which had a balance of $14 million and $13 million as of December 31, 2020 and 2021, respectively, matures in October 2023.

Critical Accounting Policies and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the Inspirato consolidated financial statements included elsewhere in this current report, which have been prepared in accordance with GAAP. Our significant accounting policies and estimates are more fully described in Note 2 to the Inspirato consolidated financial statements for the year ended December 31, 2021. Certain of our accounting estimates are particularly important to our financial position and results of operations and require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. We evaluate our estimates on an ongoing basis. Estimates are based on, among other things, historical experience, terms of existing contracts, our observance of trends in the travel industry and on various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies that involve significant estimates and judgments of management include the following:

Revenue Recognition

The Company recognizes revenue from monthly or annual subscription fees over the time. The Company has determined that enrollment fees for subscriptions that are not substantive do not provide a material right to customers. These enrollment fees are recognized upon receipt. Certain legacy subscriptions included substantive upfront enrollment fees. These enrollment fees may have entitled the subscriber to annual dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, were deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The average estimated life of these subscriptions is five years. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates, and other qualitative measures obtained through market research. The Company review its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. For each of the three years ended December 31, 2021, the expected average life of subscriptions with substantive upfront enrollment fees was five years.

Revenue from travel is recognized when performance obligations are met, generally over the period of the stay.

Goodwill

Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. We have determined that the Company has one reporting unit. The impairment test requires that the Company first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to its carrying value. The Company determined based on the qualitative assessments that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2020 and 2021 and no goodwill impairment charges were recognized in each of the three years ended December 31, 2021.

Equity-based compensation

The Company accounts for equity-based payments in accordance with GAAP for all transactions in which an entity exchanges its equity instruments for goods or services, which generally requires us to measure the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. Forfeitures are accounted for as they occur by reversing the expense previously recognized in the period of the forfeiture.

Capitalized Software

Direct costs incurred in the development of internal-use software products are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years.

Internal Controls Over Financial Reporting

The Company has identified and is currently working to remediate material weaknesses in internal control over financial reporting related to its financial closing and reporting process and to its information technology general controls (“ITGCs”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The Company’s management has concluded that the material weaknesses in its internal control over financial reporting are due to the fact that Inspirato has lacked sufficient number of personnel with the appropriate level of knowledge and experience in the application of GAAP, including the application of new accounting standards, and in the design and implementation of internal controls and has not had the necessary business processes and related internal controls. The material weakness relating to ITGCs are due to a lack of the design and implementation of certain ITGCs related to Inspirato’s financial applications and data being adequately restricted. To remediate these material weaknesses, Inspirato has hired personnel with appropriate levels of knowledge and also engaged third-party consultants and is developing formal policies and procedures over its financial closing and reporting processes and ITGCs. We believe these measures will remediate the material weaknesses identified. The Company is committed to continuing to improve its internal control over financial reporting and will continue to review and improve its internal control over financial reporting controls and ITGCs.

Recently Issued Accounting Standards

For further information on recent accounting pronouncements, see Note 2 to Inspirato’s consolidated financial statements included elsewhere in this current report.

Quantitative and Qualitative Disclosures About Market Risk

Our principal market risks are our exposure to interest rates and commodity risks.

Interest Rate Risk

We are exposed to interest rate risk primarily related to our outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.

We have not been exposed to, nor anticipate exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on our consolidated financial statements as of December 31, 2021.

Foreign Currency Risk

We are exposed to foreign currency risk related expenditures that we incur in foreign countries. Many of our leases, which are the most significant component of operating costs in foreign countries are denominated in U.S. dollars and thus do not result in foreign currency risk. In the year ended December 31, 2021, our expenditures included approximately $9.4 million in foreign currencies, primarily in Mexican Pesos and Euros. A hypothetical 100 basis points increase or decrease in the value of the U.S. dollar relative to the Mexican Peso and Euro would not have had a material impact on our consolidated financial statements for the year ended December 31, 2021.